Exhibit 10.5

Amendment to
Deferred Stock Unit Agreement
under the Galectin Therapeutics Inc.
2019 Omnibus Equity Compensation Plan

The Deferred Stock Unit Agreement dated August 31, 2020 by and between Galectin Therapeutics Inc. (the “Company”) and Joel Lewis (“Grantee”) under the Company’s 2019 Omnibus Equity Compensation Plan (the “Plan”) pursuant to which 80% of the Grantee’s base salary and annual performance bonus earned during the period beginning on September 2, 2020 and ending on December 31, 2022 shall be paid in the form of DSUs (the “2020 DSU Agreement”) is hereby amended effective July 25, 2022 as set forth herein (the “Amendment”). Capitalized terms not otherwise defined herein shall have the same meaning set forth in the 2020 DSU Agreement and the Plan.

RECITALS

WHEREAS, the 2020 DSU Agreement provides, among other things, that the Company shall issue the Shares underlying 25% of the outstanding whole number of DSUs credited to the Grantee’s Account (along with any cash credited to the Grantee’s Account) established pursuant to the 2020 DSU Agreement on September 1, 2023 (the “Original Scheduled Settlement Date”), or if earlier, the earlier of the first day of the 7th month following the Grantee’s separation from service or the date of the Grantee’s death; and

WHEREAS, the Grantee and Company desire to amend the 2020 DSU Agreement to extend the deferral period for the portion of the DSUs that would otherwise settle on the Original Scheduled Settlement Date until September 1, 2028, in accordance with Department of Treasury Regulations Section 1.409A-2(b).

AMENDMENT

NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

The first paragraph of Section 6 of the 2020 DSU Agreement is hereby amended to read as follows:

The Company shall issue the Shares underlying the outstanding whole number of DSUs credited to the Grantee’s Account (along with any cash credited to the Grantee’s Account) as follows:  twenty five (25%) percent shall be issued and/or paid on March 1, 2023, twenty five (25%) percent shall be issued and/or paid on September 1, 2028, and fifty (50%) percent shall be issued and/or paid on March 1, 2024; provided however, that all remaining whole Shares underlying the DSUs credited to the Grantee’s Account (and any remaining cash credited to the Grantee’s Account) will be distributed to the Grantee on the earlier of (i) the first business day of the seventh (7th) month following the Grantee’s Separation from Service, and (ii) the date of the Grantee’s death.  Each date on which the Grantee is schedule to receive Shares and cash in an installment payment as a lump sum payment (each of which shall be deemed to constitute a separate payment for purposes of Section 409A) is referred to herein as a “Settlement Date.”  The Fair Market Value of any fractional DSU determined as of the applicable Settlement Date, along with any other cash credited to the Grantee’s Account pursuant to the following paragraph shall be paid to the Grantee in cash on or as soon as reasonably practicable after the Settlement Date.

IN WITNESS WHEREOF, the Parties hereto executed this Amendment as of the date first written above.

GALECTIN THERAPEUTICS INC.

By:	/s/ Kevin D. Freeman
Name: Kevin D. Freeman
Title: Vice-Chairman and Authorized Director

Address:

4960 Peachtree Industrial Boulevard
Suite 240
Norcross, GA 30071

GRANTEE:

/s/ Joel Lewis
Name: Joel Lewis